EXHIBIT 99.3

On August 1, 2019, inTEST Corporation held its quarterly conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for one year on our website at www.intest.com.

Operator:

Welcome to the inTEST Corporation 2019 second quarter financial results conference call. At this time all participants are in a listen-only mode. Later, we will conduct a question-and-answer session. At that time if you have a question, you will need to press star, one, on your push-button phone. As a reminder, this conference is being recorded today. A replay will be made accessible at www.intest.com. I will now turn the call over to inTEST’s Investor Relations consultant, Laura Guerrant. Please go ahead, Ma’am.

Laura Guerrant:

Thank you, Cody. And thank you for joining us for inTEST’s 2019 second quarter financial results conference call. With us today are Jim Pelrin, inTEST’s President and CEO, and Hugh Regan, Treasurer and Chief Financial Officer. Jim will briefly review the quarter’s highlights as well as current business trends.  Hugh will then review inTEST’s detailed financial results for the quarter and discuss guidance for the 2019 third quarter. We'll then have time for any questions. If you have not yet received a copy of today's release, it can be obtained on inTEST’s website, www.intest.com.

Before we begin the formal remarks, the Company’s attorneys advise that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in our press release, such risks and uncertainties include, but are not limited to, indications of a change in the market cycles in the semiconductor and ATE markets or other markets we serve; changes in business conditions and general economic conditions both domestically and globally; changes in the demand for semiconductors, generally; the success of our strategy to diversify our business by entering markets outside the semiconductor or ATE markets; the possibility of future acquisitions or dispositions and the successful integration of any acquired operations; the ability to borrow funds or raise capital to finance major potential acquisitions; changes in the rates of, and timing of, capital expenditures by our customers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. Any forward-looking statement made by inTEST during this conference call is based only on information currently available to inTEST and speaks to circumstances only as of the date on which it is made. inTEST undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

During today’s call, we will make reference to non-GAAP financial measures. We have provided additional information concerning these non-GAAP measures, including a reconciliation to the directly comparable GAAP measure, in our press release, which is posted on the investor page of our website, www.intest.com.

As noted in our press release, in an effort to improve the earnings reporting process and utilize your valuable time more efficiently, we have issued Supplemental Information in advance of this call. You can download the material from our website, intest.com, on the Investor Relations page. The Supplemental Information is offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of the Company’s quarterly results conference call. We hope that this will help to streamline our conference call and maximize your time.

In addition, you’ll notice that beginning this quarter, we are referring to our business somewhat differently. We are doing this to more crisply define our historical roots in serving the Semiconductor market – with all of its cyclicality – and the many other large, more diversified and growing markets for our precision equipment. As the cornerstone of inTEST, the semiconductor market is an important component of our business. Complementing this market is our “Non-Semi” market, which will now be known as our “Multi Markets.” “Multi Markets” represents our diversification and refers to any markets other than the semiconductor market. This stems from our strategic objective of growing our business in non-semiconductor markets both organically as well as through acquisition. It’s important to note that business within our Thermal segment can fall into either “Semi” or “Multi,” depending upon how our customers utilize our products or upon their respective applications.

And lastly, we’ll be attending the following upcoming investor conferences: Canaccord Genuity’s 39th Annual Growth Conference in Boston August 7th, the Dougherty Institutional Investor Conference in Minneapolis September 5th, and the Lake Street Capital Markets Best Ideas Growth Conference in New York City September 12th. We look forward to seeing many of you. And with that, I’ll turn the call over to Hugh Regan. Please go ahead, Hugh.

Hugh Regan:

Thank you Laura. I need to let everyone know that we have discovered a few minor typographical errors in the press release and supplemental information that we provided today. I’m going to let you know those errors now and we will be providing updated press release and Supplemental Information on our Web site after this call. And we’ll be issuing amended press release for those numbers.

These errors appear in the reconciliation tables on the last page of the press release. The first errors are in the Reconciliation of Net Earnings (Loss) GAAP to EBITDA non-GAAP and Adjusted EBITDA non-GAAP and our Earnings (Loss) GAAP reported for June 30, 2019. The three months ended should be $187,000 loss versus the $228,000 that’s shown.

In addition on that same table for the three months the Income Tax Expense Benefit shown for the three months ended June 30, 2019 should be a benefit of $113,000 versus the $72,000 that is currently shown. In that same table for the six months ended June 30, 2019, the Net Earnings (Loss) GAAP should be $951,000 instead of the $910,000 shown. And then finally in that table, the Income Tax Expense benefit for the six months ended June 30, 2019 should be $211,000, not the $252,000 shown.

Finally, in the Supplemental Information Reconciliation of Third Quarter 2019 Estimated Net Earnings Per Share Diluted GAAP to Estimated Adjusted Net Earnings Per Share Diluted non-GAAP, the Estimated Net Earnings Per Share Diluted GAAP high and low are incorrect as shown. On the low, the correct number should be 2 cents per share not the 4 cents shown. And for the high, the number should be 6 cents per share not the eight cents shown.

When you add the 3 cents of acquired intangible amortization on the low end you would come to 5 cents and not the 7 cents shown. And on the high end you would come to 9 cents and not the 11 cents shown. Again, we will file amended Press Release and Supplemental Information following the call.

On Supplemental Information in the Reconciliation of Net Earnings loss GAAP to Adjusted EBITDA in the three months ended 6/30/19, again, the Net Earnings Loss was shown incorrectly. The correct number is $187,000 versus $228,000. And the Income Tax Expense Benefit was shown incorrectly at $113,000, and that should be, excuse me, incorrectly at $72,000 and that should be $113,000.

With that, I’ll turn the call over to Jim Pelrin. Go ahead Jim.

James Pelrin:

Thank you, Hugh. We’d like to welcome everyone to our 2019 second quarter conference call. We’re pleased with the sequential improvement in our level of orders, which exceeded revenues. This contributes to our confidence as we plan the second half of the year. In the face of a difficult second quarter, we continue to have a healthy balance sheet, despite incurring a slight operating loss. Often we watch other companies’ gross margin deteriorate significantly during difficult times. Our gross margin of 47%, which was at the high end of our guidance, remained strong in spite of market weakness, which we believe speaks directly to the discipline with which we can plan and manage procurement and manufacturing for financial flexibility.

On our last call, I noted we saw Q1 as our low point for orders and that going forward, while we expected Q2 revenues to dip, we also expected to see gradual improvement in business -- and that’s exactly what we saw in Q2. Second quarter total orders were up 34% sequentially and the adoption of our thermal products with new customers undoubtedly helped. While weak Q1 bookings drove a 21% sequential decline in Q2 net revenues to $14.4 million, second quarter orders exceeded revenues by 11%, paving the way for our expectation of increasing revenues in the second half. I might add that we had a number of orders from new customers. Overall, I am pleased with the way the entire inTEST team performed in this challenging environment.

I want next to speak briefly to our continued strategic plans for the Company and then I will return to a discussion here on how we tactically measure our operational and financial execution.

We have repeatedly described our strategic approach as one of acquiring operations that will continue to build our base of less volatile, non-semiconductor related revenues. This strategy remains an important focus, despite recent challenges in acquiring new businesses. Our second quarter revenues from Multi Markets rose to 47% of all sales vs. 44% in the first quarter. While we don’t expect this mix to increase every quarter, the goal is for it to rise materially over the longer term. We plan to do this through organic growth as well as growing the company through acquisition.

When it comes to financial results, we manage our businesses differently… on a more tactical basis. With four separate manufacturing facilities covering a broad range of products, we are organized into two operating segments: the Thermal Segment and the Electro/ Mechanical Semiconductor (or EMS) Segment.

Let’s start with Thermal. By the numbers, it includes the results of inTEST Thermal Solutions and Ambrell. As expected, Q2 thermal segment net revenues of $10.5 million were down compared to $12.6 million in the prior quarter –we do, however, expect this downward trend to reverse in the current 3rd quarter, as we experienced a 37% sequential uptick in Q2 Thermal orders to $12.1 million. Notably, this growth was largely driven by semiconductor and secondarily by defense/aerospace customers who continue to expand their capital equipment needs by purchasing a variety of thermal equipment, much of it intended for satellite, tactical, and secure communications applications. We received an order from an aerospace customer for long wave infrared cameras. And we recently won significant orders for induction heating equipment from an OEM for use in Chemical Vapor Deposition equipment and from a customer in the medical sector. In addition, our emerging chiller business experienced its best quarter ever. We are pleased to see this organic product development effort bear fruit, as it contributes to revenue diversification and growth.

Tactically, the other segment of our business is the EMS Products Segment, which includes the historical roots of our company in semiconductor “back-end” test equipment. Overall, and as expected, Q2 EMS net revenues of $3.8 million were down compared to $5.4 million reported in the prior quarter due to the light Q1 bookings. Q2 EMS bookings were up 24% sequentially to $3.8 million, giving us confidence that while our semiconductor business is still slow, it is not as weak as we had seen in the first quarter. Of note, in the second quarter, EMS acquired a new OEM customer for interface products. In addition, we won back business, with orders for docking products from a major semiconductor manufacturer in the communications sector.

Let me close here with a couple of comments and then hand off to Hugh for the detailed operating numbers.

We were pleased to see business improve during the second quarter. Variable market conditions are simply the nature of our business and we have structured the company for both operational and financial efficiency -- to be as close to cash flow neutral as possible during downturns and healthy cash generation at other times. We continue to strategically expand the Company from our core roots in semiconductors to be a broad-based supplier to multiple growth markets, and our product set and our technologies are very much in demand.

One last note, in yesterday’s Board meeting, our Board of Directors approved a stock buyback program, and Hugh will provide details. The stock repurchase program demonstrates our confidence in the strength of our business and our commitment to our shareholder values. In closing, let me say we continue to strive to excel with our capabilities to deliver precision- engineered thermal, mechanical and electronic solutions, and we believe we are also well positioned to participate as the semiconductor industry rebounds. And with that I’d like to turn the call over to Hugh. Hugh?

Hugh Regan:	Thanks, Jim. In-line with our guidance, second quarter net revenues were $14.4 million, down 21% sequentially and 32% vs. the second quarter of 2018. Notable in the second quarter were increasingly significant shipments to customers in Multi Markets, which constituted 47% of net revenues versus 44% in the first quarter. This increasing percentage is one of the ways we monitor our progress in executing our strategy to diversify from our core business to best offset the cyclical volatility that is inherent to semiconductor capital spending worldwide.

Our second quarter gross margin was 47% vs. 49% in the first quarter, despite the relatively large sequential revenue dip. By closely controlling our fixed production costs, we are able to sustain better margins even in difficult times.

Selling expense declined to $2.1 million from $2.4 million in the prior quarter, driven primarily by reduced commission expense on lower net revenues.

Engineering and product development expense declined slightly to $1.2 million from $1.3 million in the first quarter, a 6% decrease. The reduction was not material to any specific program or product development and is best understood as normal timing fluctuations in spending.

General and administrative expense was unchanged at $3.7 million for both the first and second quarters. Both periods included approximately $450,000 of acquisition-related and other expenses. We have now accrued all acquisition-related expenses associated with the transaction we did not close in the second quarter. We currently expect our quarterly G&A expense will range from $3.2 million to $3.3 million per quarter through the balance of the year, excluding the impact of any potential future acquisition activities.

We accrued an income tax benefit of $113,000 for the second quarter compared to $324,000 of income tax expense recorded in the first quarter. Our effective tax rate was 38% in Q2 compared to 22% in the first quarter. Our unusually high effective tax rate in the second quarter was the result of adjustments made to bring our year-to-date effective tax rate to 18%, approximately the same level we expect our effective tax rate to be for the balance of 2019.

For the second quarter we reported a net loss of $(187,000) or $(0.02) per diluted share, compared to net income of $1.1 million or $0.11 per diluted share for the first quarter and net income of $4.0 million or $0.39 per diluted share in the second quarter of 2018. Diluted weighted average shares outstanding were 10.4 million as of June 30, 2019. During the second quarter, we issued 117,000 shares of restricted stock to employees and did not re-purchase any shares. At our board meeting on July 31, 2019, our Board approved a $3 million stock repurchase plan, which will commence in approximately 30 days.

EBITDA declined from $2.0 million in the first quarter to $200,000 in the second quarter.

Consolidated headcount at the end of June (which includes temporary staff) was 210, a reduction of 15 from the level we had at March 31st. The reductions were primarily due to staff attrition and to a lesser extent, were the result of the planned consolidation of Ambrell’s European operations.

I will now turn to our balance sheet.

Cash and cash equivalents at the end of the second quarter were $7.6 million, down approximately $600,000 from March 31. During the second quarter the Company paid the final $2.1 million of the earnout payable related to the 2017 acquisition of Ambrell; excluding this payment, cash flow from operations for the second quarter would have been $1.6 million.

We currently expect cash and cash equivalents to grow sequentially through year-end, excluding the impact of any potential acquisition related activities, as well as the impact on cash from the stock buyback.

Q2 accounts receivable decreased $989,000 to $9.2 million or a DSO of 56. Inventories were essentially flat at $7.2 million at June 30th, which corresponded to 135 days of inventory.

During the first quarter we implemented ASC 842 for Leases. During the second quarter of 2019, we had a lease modification on our lease in Mansfield, Massachusetts, which increased our right of use asset and the related lease liability by $1.8 million.

Capital expenditures during the second quarter were $157,000, up slightly from $141,000 in the first quarter.

The backlog at the end of June was $8.8 million, up from $7.2 million at March 31, reflecting the upturn in orders in the quarter.

In terms of our financial outlook, as noted in our earnings release, we expect that the net revenues for the third quarter ending on September 30th will be in the range of $14.5 million to $15.5 million and that on a GAAP basis, net earnings per diluted share will range from $0.02 to $0.06. In addition, we currently expect that our third quarter gross margin will range from 46% to 49%. While we do not typically comment on our outlook beyond the next quarter, we thought providing some additional color for the remainder of the year would be helpful. Where we stand today, we see the fourth quarter being up slightly compared to the third quarter guidance.

Operator, that concludes our formal remarks. We can now take questions.

Operator:

Thank you. If you’d like to ask a question please signal by pressing star 1 on your telephone keypad. If you’re using a speakerphone please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 if you’d like to ask a question. We'll take our first question from Jaeson Schmidt with Lake Street. Please go ahead.

Jaeson Schmidt:	Hi, guys. Thanks for taking my questions. I just want to start with the orders. It sounds like it picked up in Q2. Can you just talk about the linearity of order patterns you saw in Q2?

James Pelrin:

Hi, Jaeson, this is Jim. Yes, Q2, we showed a pickup in our semiconductor business; and in our iTS business, it was fairly linear across the quarter. In our EMS business, that tends to be more lumpy with some larger orders followed by smaller orders. So, that was sort of sporadic, but if you average them out, it just showed a continual slope, which was a good thing. Our non-semiconductor or our Multi Market business, that continues to be healthy and that showed a slight uptick as well.

Jaeson Schmidt:

Okay, that's helpful. And just following up on that with your comments expecting a sequential increase in Q4, what's really driving that confidence? Is it just the momentum of the order patterns you have seen or do you actually have visibility extending into Q4 at this point?

James Pelrin:

No, I hesitate to say we have visibility. We see the semiconductor market in our world beginning to respond positively, and we think that's going to continue in our Multi Market world. We see that continuing healthy. But we don't really have visibility, but we're confident that the fourth quarter will be slightly up from the third quarter.

Jaeson Schmidt:	Okay, that makes sense. And the last one for me, and I'll jump back into queue. Could you just comment on any particular markets that you're seeing strength?

James Pelrin:

Well, we're certainly seeing strength in the mil aerospace market. We have developed new customers. We've developed new applications in that market. And that's across a wide breadth of segments. The satellite industry continues to be strong. We've actually gotten some significant orders from armaments manufacturers and that type of thing. And our chiller business has certainly begun to grow in a way that pleases us. As we said, we had the best quarter ever, and that's spread across both the defense industry as well as in the extraction world, chemical extraction.

Jaeson Schmidt:	Okay. Thanks a lot guys.

James Pelrin:	Thank you, Jaeson.

Operator:	Thank you. And we'll take our next question from Theodore O'Neill with Litchfield Hills Research.

Theodore O'Neill:	Thanks. Jim, before you even said anything about the margins, I was going to congratulate you all for having such good margins for almost $4 million downturn in business sequentially.

James Pelrin:	Well, thank you for that.

Theodore O'Neill:

I was seriously shaking my head over that. So a couple -- one question here. You said you've got a new customer for critical processing in silicon carbide semiconductor materials. Now you already -- if I remember correctly, you already had a customer in that space, and it was making equipment for LEDs, if I remember correctly. So is this another customer in that space?

James Pelrin:	That is correct. Yes, that is correct. We had a customer and we have now won another OEM customer in that space.

Theodore O'Neill:	That’s great. I think that’s really what I was most interested in hearing about. Thank you.

James Pelrin:	Thank you, Theodore.

Operator:	And once again as a reminder that is star 1 if you’d like to ask a question. We'll hear now from Dick Ryan with Dougherty.

Dick Ryan:

Thank you. Guys, I was just trying to, you know, kind of reconcile your new buckets that you've put in the supplemental. So the semi test will – includes - the semi portion of Ambrell and EMS, correct?

James Pelrin:	Correct.

Hugh Regan:	That is correct.

Dick Ryan:

Okay. So with the strong order pattern in semi that you talked about, are you seeing that in both kind of the front-end for Ambrell and the back-end for EMS or is it more heavily weighted one side or the other? It sounds like Ambrell.

James Pelrin:

Well, we're seeing -- no, we're seeing some positive results in EMS in that regard. Ambrell, we are seeing front-end orders. The problem with the front-end orders, Dick to be perfectly honest, is that they're very lumpy, and we got some significant orders in Q2 that were very, very good. But it was from OEMs that order in a variety of ways and usually multiple units. And we don't have clear visibility where that's going throughout the rest of the year.

Dick Ryan:	Is that kind of memory related, foundry logic or don't you have that visibility?

James Pelrin:	I don't have that visibility. They actually take our product into stock, and then they implement it in their equipment, and it's shipped out for a variety of reasons and to a variety of customers.

Dick Ryan:

Okay. And, you know, you got a nice uptick in guidance for gross margin. I think, Hugh, you said 46 to 49, with, you know, let's say, modestly higher revenue - is there any pricing in there or is it just volume related?

Hugh Regan:	It's really volume related, Dick. We actually see the next quarter slightly less favorable than the current quarter. So it really is volume related.

Dick Ryan:	Okay. And how did the customer concentration look, Hugh?

Hugh Regan:

Actually, customer concentration, good question, came down, Dick. Top 10 customers in the quarter were down to 38% from 45% the prior quarter and only one 10 percenter, TI, which is typically in our 10% or over list.

Dick Ryan:

And Jim, it sounds like you talked about on the industrial side the thermal business is holding pretty well. Can you just discuss kind of what you're seeing for a pipeline of opportunities, how does that currently look?

James Pelrin:

The pipeline I would say is steadily increasing. It's in various pockets. Some of the industrial or what we would have called the industrial customers, some of the Multi Market customers, some of the OEMs are significantly off this year, but that's been made up by other customers. In many cases, that's been made up by many customers as opposed to one. So it's a mixed bag, is my answer. But it's moving in a positive direction.

Dick Ryan:	Okay, great. Thank you.

James Pelrin:	Pleasure.

Operator:	Thank you. And that does conclude today's question and answer session. I'd like to turn the conference back over to Mr. Pelrin for any additional or closing remarks.

James Pelrin:

Thank you, Operator. And I’d like to thank everyone for their interest in inTEST. We look forward to seeing you at the conferences Laura mentioned, as well as updating you on our progress when we report our third quarter results. Operator, the call is concluded.